Press Release

Exhibit 99.1

David Roberson Appointed to IGT Board of Directors

(Las Vegas, Nev. – December 19, 2008) – International Game Technology (NYSE:IGT) announced the appointment of David Roberson to serve as a member of its board of directors, effective upon obtaining applicable regulatory approval. The appointment was made by the company’s board of directors during its quarterly meeting on December 16, 2008.

“We are pleased to have David join our distinguished board,” said TJ Matthews, IGT chairman and CEO. “His former board affiliations and extensive leadership experience in the computer technology industry along with his legal background should serve our company well.”

Roberson is the senior vice president and general manager of the Storage Works Division of HP.  He joined HP in 2007, and previously held the positions of president and CEO of Hitachi Data Systems Corporation. He worked in various management positions with Hitachi during his 26 years with the company including COO and CFO.

He has held nine board positions during his career and is a member of the State Bar of California. He received his law degree from Golden Gate University and received a bachelor’s degree in social ecology from UC Irvine.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:

Patrick Cavanaugh
Vice President, Corporate Finance and Investor Relations

1-866-296-4232
www.IGT.com

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